UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 12, 2007

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2007 (the “Effective Date”), SAN Holdings, Inc. (the “Company”) entered into an amendment to the existing revolving credit facility (the “Harris Facility”) with Harris N.A. (“Harris”) to increase the maximum borrowing availability under the Harris Facility from $1.5 million to $3.0 million. The terms of the amendment to the Harris Facility are set forth in the First Amendment to Harris Loan Authorization Agreement, dated as of March 12, 2007 (the “Amendment”), between the Company and Harris, which is filed as an exhibit to this Report. The additional borrowings by the Company made under the Amendment to the Harris Facility are evidenced by a demand note of the Company, a form of which is attached as Exhibit A to the Loan Agreement, that is secured by cash collateral provided by an affiliate of the Company’s majority shareholder as described in the following paragraph. The purpose of the Amendment was to provide additional working capital to the Company and its subsidiaries.

As a condition precedent to obtaining the Amendment, Sun Capital Partners II, LP, an affiliate of the Company’s majority shareholder, Sun Solunet LLC, posted cash collateral to secure any additional debt incurred by the Company under the Amendment to the Harris Facility. As of the date of this Report, the Company has borrowed $3 million (in principal amount) under the Harris Facility.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On the Effective Date, John Jenkins (the “Resigning Director”) voluntarily resigned from the board of directors (the “Board”) of the Company and as Chairman of the Board of the Company, each effective as of the Effective Date. The Resigning Director was a member of the Independent Committee (the committee consisting of all directors that are not affiliated with the Company’s majority shareholder).

On the Effective Date, John Jenkins also resigned as Chief Executive Officer and President of the Company, effective as of the Effective Date. Mr. Jenkins will remain an employee of the Company for a 60 day transition period (the “Transition Period”) beginning on the Effective Date and ending on May 11, 2007 (the “Separation Date”).

On the Effective Date, the Board of the Company appointed Todd A. Oseth as a director of the Company to fill the vacancy created by the Resigning Director. The Company’s bylaws provide that each director is to hold office until the next annual meeting of shareholders and until his successor is elected and qualified or until such director’s earlier death, resignation or removal.

Mr. Oseth was also appointed as Chairman of the Board of the Company and as a member of the Independent Committee. The following sets forth biographical information regarding Mr. Oseth.

Todd A. Oseth Age: 44 (2007)
Mr. Oseth has over 25 years of high-tech experience in a number of different industry segments. From 2005 to 2006, he was Chief Operating Officer of McData Corporation, a publicly-held high-tech manufacturer that was successfully sold in 2006. From 2003 to 2005, Mr. Oseth was employed by EMC Corporation as Vice President, Infrastructure Software Group. From 2000 to 2003, he was a Senior Vice President for DataPlay, Inc., a privately-held, high-tech manufacturer of optical technology for digital recording, playback and distribution. Previously, Mr. Oseth held several senior management positions with hardware and software companies, including Sony where he assisted in the launch of the VAIO line of personal computers. Mr. Oseth has a bachelor of science in Electrical Engineering and Computer Science from the University of Minnesota and an MBA from the University of St. Thomas.

Mr. Oseth was appointed as the Chief Executive Officer (Principal Executive Officer) and President of the Company, effective as of the Effective Date. In connection with his appointment, Mr. Oseth is entitled to an annual base salary of $350,000, with an additional bonus targeted at $175,000, prorated based on his commencement of employment for 2007 with a maximum annual bonus attainable equal to 100% of his salary. Mr. Oseth was provided with a vacation policy and benefits that are similar to other senior executives of the Company. Under the agreement with Mr. Oseth, subject to certain conditions, the Company is required to continue paying his salary and continued medical and dental coverage in accordance with the Company’s then existing plans for a period of six months following termination of employment without “cause” as will be defined in a stock option plan or grant.

In connection with his resignation as Chief Executive Officer and President of the Company, Mr. Jenkins and the Company entered into that certain Separation and General Release Agreement (the “Separation Agreement”) dated March 12, 2007 and effective on the Separation Date. Pursuant to the Separation Agreement, Mr. Jenkins remains an employee of the Company (with the same base salary and benefits) until the Separation Date. Thereafter, subject to the satisfaction of certain conditions, Mr. Jenkins is entitled to 12-months of severance payments and benefits equal to his base salary and benefits that were in effect prior to his resignation. The Board, including the Compensation Committee, also extended the vesting period of certain options until the Separation Date, including: (a) options to purchase 500,000 shares of the Company’s common stock, no par value per share (“Common Stock”) at an exercise price of $0.29 per share granted under the Company’s 2001 Stock Option Plan and (b) options to purchase 1,100,000 shares of Common Stock at an exercise price of $0.40 per share under the Company’s 2003 Stock Option Plan. The Board, including the Compensation Committee, also extended the exercise period on the above referenced options to May 11, 2008.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	First Amendment to Harris Loan Authorization Agreement, dated as March 12, 2007, between SAN Holdings, Inc. and Harris N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Chief Financial Officer and Secretary

                 Date: March 14, 2007